SEC File Number: 0-31159

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

(Check One):  |X| Form 10-K    __ Form 20-F     __ Form 11-K       __ Form 10-Q
              __  Form N-SAR   __ Form N-CSR

        For Period Ended:       September 30, 2004
                         ----------------------------------------
        [   ] Transition Report on Form 10-K
        [   ] Transition Report on Form 20-F
        [   ] Transition Report on Form 11-K
        [   ] Transition Report on Form 10-Q
        [   ] Transition Report on Form N-SAR
        For the Transition Period Ended:
                                         ---------------------------------------


                Read attached instruction sheet before preparing form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________
________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

Full Name of Registrant:            Trend Mining Company


Former Name if Applicable:

Address of Principal Executive Office (Street and number): 301 Central Ave, #384


City, state and zip code:  Hilton Head, SC 29926

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day
     [X] following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's Annual Report on Form 10-KSB for the year ended September 30, 2004 could not be filed within the prescribed time period because the Registrant's auditors were unable to complete their audit of the Registrant's financial statements prior to December 29, 2004, the day the 10-KSB is due.
Therefore, the Registrant did not have sufficient time to review the audited financial statements and finalize the document in order to timely file the 10-KSB with the SEC.



PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                              John P. Ryan                                  843                              842-4048
         -------------------------------------------------------    ---------------------     --------------------------------------
                                 (Name)                                  (Area Code)                     (Telephone Number)

                                                                                                   YES  No
(2)      Have all other periodic  reports  required under Section 13 or 15(d) of
         the  Securities  Exchange  Act of 1934 or Section 30 of the  Investment                   [X]  [ ]
         Company Act of 1940 during the  preceding 12 months or for such shorter period that the  registrant  was required to file such  report(s)  been filed? If answer is no, identify report(s).


                                                                                                   YES  No
(3)      Is it anticipated that any significant  change in results of operations
         from  the  corresponding  period  for  the  last  fiscal  year  will be                   [ ]  [X]
         reflected  by the  earnings  statements  to be  included in the subject report or portion thereof?


         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.


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                              Trend Mining Company
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                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                                /s/ John P. Ryan
                                            By: -------------------------------
Date  December 29, 2004                         John P. Ryan, Chief Financial
      -----------------------------------       Officer and Principal Accounting
                                                Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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